SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
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                                    FORM 15

         Certification and Notice of Termination of Registration under
     Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d)
                    of the Securities Exchange Act of 1934.

                                   Commission File Number    333-22731
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                            Westfield America, Inc.
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            (Exact name of registrant as specified in its charter)

                     11601 Wilshire Boulevard, 12th Floor
                         Los Angeles, California 90025
                                (310) 478-4456
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            Common Stock, par value $.01 per share
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           (Title of each class of securities covered by this Form)

                                     None
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     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     [x]                Rule 12h-3(b)(1)(ii)     [ ]
      Rule 12g-4(a)(1)(ii)    [ ]                Rule 12h-3(b)(2)(i)      [ ]
      Rule 12g-4(a)(2)(i)     [ ]                Rule 12h-3(b)(2)(ii)     [ ]
      Rule 12g-4(a)(2)(ii)    [ ]                Rule 15d-6               [ ]
      Rule 12h-3(b)(1)(i)     [x]

         Approximate number of holders of record as of the certification
or notice date:            156
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Westfield America, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  March 14, 2002                   By:   /s/Elizabeth Westman
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                                          Name:  Elizabeth Westman
                                          Title:  Secretary